Exhibit 10.35

SeaWorld Parks & Entertainment, Inc.

9205 S. Park Center, Loop #400

Orlando, FL 32819

September 1, 2010

David D’Alessandro

DFD Enterprises LLC

283 Dartmouth Street

Boston, Massachusetts 02116

Dear David:

It is a pleasure to offer you the position of chairman of the board of directors of SeaWorld Parks & Entertainment, Inc. (the “Company”). I am confident that you will find the information contained below to be consistent with your prior conversations with Peter Wallace and Joseph Baratta.

I am pleased to offer you the following:

Title:	Chairman of the board of directors of the Company (the “Board”).

Annual Retainer:	The equivalent of $200,000 per year, payable to DFD Enterprises LLC on a basis no less frequently than in quarterly installments in arrears

Start Date:	September 7, 2010

Bonus:	You will not be eligible for a bonus.

Benefits:	You will not be entitled to participate in the Company’s (or any of its affiliates’) employee benefit plans. You will participate in the Company’s standard directors’ and officers’ insurance and indemnity policies.

Term:

At-Will

You understand that when you are hired and engaged by the Company, your services will be terminable “at will,” which means you may resign from your services with the Company for any reason upon delivery of at least 30 days advance written notice to the Company, and that the Company may terminate your services at any time with or without cause at any time by written notice to you. Should such a separation occur, all income and grants not vested but identified in this offer letter or any of the other documents that may be provided, will immediately cease as of the day of separation, except as otherwise provided by applicable law or plan document. As set forth herein, the at-will status of your services cannot be changed except in a written document signed by you and the Chief Executive Officer of the Company.

Management Equity:

The terms of your equity award will be separately documented pursuant to our equity plan, but will be consistent with the following terms:

Overview. Indirect equity interests of the Company will be granted to Company management (the “Management Pool”) through profits interest units (the “Incentive Units”) under a management equity program. You will be entitled to 7% of the Management Pool. The Management Pool is structured so that the Incentive Units have an “intrinsic value” or “liquidation value” of zero, but offer the opportunity to share in any increased value in the Company.

Incentive Units. Incentive Units are entitled to participate solely in a portion of the profits and growth in value of the Company. They are not entitled to share in any portion of the current value or capital of the Company.

Vesting. The Incentive Units consist of three tranches:

•      One-third of the Incentive Units (the “Time-Vesting Incentive Units”) will vest based solely on time conditions, with 25% of the Time-Vesting Incentive Units vesting as of your Start Date and the remaining 75% vesting in equal annual installments on each of the first four anniversaries of your Start Date. Notwithstanding the foregoing, immediately prior to and following the occurrence of a change of control that occurs prior to your termination as Chairman of the Board, 100% of the unvested Time-Vesting Incentive Units shall become vested.

•      One-third of the Incentive Units (the “2.25x Exit-Vesting Incentive Units”) will vest based on a combination of time conditions and exit conditions.

•      First, 25% of the 2.25x Exit-Vesting Incentive Units will have satisfied the time conditions as of your Start Date. The remaining 75% will satisfy the time conditions in equal annual installments on each of the first four anniversaries of your Start Date.

•      Second, the 2.25x Exit-Vesting Incentive Units that have satisfied the time conditions will vest on the date, if any, when Blackstone Management Associates (Cayman) V L.P. and Blackstone LR Associates (Cayman) V Ltd. (together, the

“Sponsor”) have received, in respect of their indirect investment in the Company (the “Common Units”), cash resulting in both (x) a 20% annual internal rate of return and (y) a 2.25x multiple on invested capital. Upon your departure as Chairman of the Board, all 2.25x Exit-Vesting Incentive Units which have satisfied the time conditions, shall remain outstanding, subject to achievement of the aforementioned performance conditions.

•     One-third of the Incentive Units (the “2.75x Exit-Vesting Incentive Units”) will vest based on a combination of time conditions and exit conditions.

•     First, 25% of the 2.75x Exit-Vesting incentive units will have satisfied the time conditions as of your Start Date. The remaining 75% will satisfy the time conditions in equal annual installments on each of the first four anniversaries of your Start Date.

•     Second, the 2.75x Exit-Vesting Incentive Units that have satisfied the time conditions will vest on the date, if any, when the Sponsor have received, in respect of their Common Units, cash resulting in both (x) a 15% annual internal rate of return and (y) a 2.75x multiple on invested capital. Upon your departure as Chairman of the Board, all 2.75x Exit-Vesting Incentive Units which have satisfied the time conditions, shall remain outstanding, subject to achievement of the aforementioned performance conditions.

•     Upon your departure as Chairman of the Board, you will retain all Incentive Units that have satisfied the time-vesting conditions and will forfeit those which have not satisfied the time-vesting conditions.

•     Your equity award will otherwise be subject to the same terms and conditions applicable to senior management.

This offer is contingent upon your acceptance of the terms of the offer set forth herein by signing the attached Acknowledgment.

If you accept engagement with the Company, federal law requires you to produce documents establishing your identity and work authorization. The Company cannot legally hire you if you do not produce such verification.

If you agree with the terms and conditions set forth in this offer letter, please indicate your acceptance by signing the Acknowledgment and Acceptance Letter and returning the original to me at:

9205 South Park Center

Loop #400

Orlando, FL 32819.

We look forward to having you become an integral part of our Company’s strategy in your new position and believe you will find this new opportunity rewarding and a great way to make a difference for the Company.

Should you have any questions, please do not hesitate to contact me at 407-226-5001.

Sincerely,

/s/ James D. Atchison
James D. Atchison CEO, SeaWorld Parks & Entertainment, Inc.